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                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
  COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS TO FIXED CHARGES
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                                                           Six months ended
                                                                June 30,
                                                        1998             1997
                                                    (Dollar amounts in millions)
     Interest and debt expense ..................... $   210.0     $   212.3
     One-third of rental expense ...................      18.7          18.0
     Dividends declared on preferred
         securities issued by affiliates ...........      28.2          19.9
                                                     _________     _________
         Total ..................................... $   256.9     $   250.2
                                                     =========     =========

Earnings:
     Income from continuing operations ............. $   306.1     $   193.9
     Provision for income taxes ....................     161.6          87.0
     Fixed charges .................................     256.9         250.2
                                                     _________     _________
         Total ..................................... $   724.6     $   531.1
                                                     =========     =========

Ratio of earnings to fixed charges .................      2.82          2.12
                                                     =========     =========
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